CONFIDENTIAL


May 19, 1997

Mr. Robert D. Britt
Chief Financial Officer
Green Mountain Coffee Roasters, Inc.
33 Coffee Lane
Waterbury, Vermont  05676

Dear Bob:

I am pleased to advise you that we have approved the following financing commitment for your consideration. As discussed, I will initiate the documentation for this financing and amendment in anticipation of a rapid closing.

Revolving Line of Credit

Amount:	$6,000,000  ($1,000,000 increase from $5,000,000)

Purpose:	Working capital and general corporate purposes

Advances:	Fully available

Maturity:	February 28, 1999

Repayment:	Due at maturity; interest monthly

Interest Rate:	Fleet Base or Libor (30 day through 360 day Libor in 30 day
	increments) plus spread based upon Performance Pricing. Spread is set quarterly upon presentation of financial statements and covenant compliance certificate.

	Performance Pricing
	Level	  Funded         Debt/Cash Flow		 Base +	Libor +
		 1			 >= 1.80			         25 bps		      275 bps
 	 2		 	>= 1.50 < 1.80		    0 bps		      250 bps
	  3			 >= 1.25 < 1.50		    0 bps		      225 bps
	  4			 >= 1.0  < 1.25		    0 bps		      200 bps
	  5			 <  1.0			           0 bps		      180 bps

Collateral:  	Secured under existing security agreement terms and conditions.

FINANCIAL COVENANTS:  [replacement of all prior financial covenants]
A. Maximum Funded Debt to Cash Flow - 2.0:1.0. Calculated by dividing total funded debt at the quarter end (Fleet plus other providers) by a rolling historical four quarter cash flow. Cash flow is defined as EBIDA plus or minus non-cash items. EBIDA is defined as net income after cash taxes plus depreciation, interest, and amortization.

B. Minimum Debt Service Coverage - 2.4:1.0. Calculated by dividing rolling historical four quarter cash flow by rolling historical four quarter debt service. Debt service is all scheduled principal and interest payments related to funded debt (Fleet plus other providers).

C. Maximum Leverage - 1.40:1.0. Calculated by dividing Total Liabilities less cash balances in excess of $400,000 by the Tangible Net Worth.

D. Minimum Profitability - $1,000,000 per annum. Measured quarterly on a rolling four quarter basis.

E. Maximum Capital Expenditures - $5,700,000 in Fiscal 1997 and $5,000,000 thereafter.

COMMITMENT/AMENDMENT FEE & UNUSED FACILITY FEE:
A.) A $2,000 fee will be charged for the new credit facility and amendments to the terms and conditions. The Borrower will be responsible for all costs, including reasonable legal fees, associated with the underwriting and documentation of these amendments.

B.) $3,500 annual facility fee (charged quarterly)

OTHER TERMS AND CONDITIONS:
All other terms and conditions as set forth in the existing documentation will remain in full force and effect.

EXPIRATION:
This commitment will expire if not accepted by May 30, 1997 or if not closed by June 20, 1997.

Sincerely,

/s/ Andre P. Pelletier
----------------------
Andre P. Pelletier
Vice President
Corporate Banking

Accepted and agreed to this 19th day of May 1997.

Green Mountain Coffee Roasters, Inc.

By:   /s/ Robert D. Britt
      -------------------
      Robert D. Britt

      Its duly authorized Chief Financial Officer

Green Mountain Coffee Roasters, Inc.
May 19, 1997